Exhibit 4.18

CERTIFICATE OF INCORPORATION

OF

TRINITY STRUCTURAL TOWERS, INC.

—oOo—

ARTICLE I

Name

The name of the corporation is TRINITY STRUCTURAL TOWERS, INC.

ARTICLE II

Registered Office and Agent

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

Authorized Capital Stock

The total number of shares of stock which the corporation shall have authority to issue is Ten Thousand (10,000) shares of Common Stock, with a par value of one dollar ($1.00) per share.

ARTICLE V

Sole Incorporator

The name and mailing address of the sole incorporator is:

Michael G. Fortado

2727 Stemmons Freeway

Dallas, Texas 75207

ARTICLE VI

Directors

The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified are as follows:

Name	Address
Timothy R. Wallace	2727 Stemmons Fwy., Dallas, Texas 75207
Jim S. Ivy	2727 Stemmons Fwy., Dallas, Texas 75207
Michael G. Fortado	2727 Stemmons Fwy., Dallas, Texas 75207

ARTICLE VII

Duration

The corporation is to have a perpetual existence.

ARTICLE VIII

Bylaws

The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaws whether adopted by them or otherwise.

ARTICLE IX

Liability of Directors

No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE X

Written Ballots Not Required

Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

ARTICLE XI

Denial of Cumulative Voting

Cumulative voting in the election of directors or otherwise is hereby expressly prohibited. At each election of directors, each stockholder entitled to vote at such election shall be entitled to one vote for each share of capital stools owned by him; no stockholder shall be entitled to cumulate his votes by giving one candidate as many votes at the number of such directors to be elected multiplied by the number of shares owned by such stockholder shall equal, or to distribute such votes on the same principle among any number of such candidates.

ARTICLE XII

Denial of Preemptive Rights

No stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security which is convertible into or grants an option upon such stock, but such shares of stock or other securities convertible into or granting an option upon stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion the Board of Directors shall deem advisable.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of March, 2000.

/s/ Michael G. Fortado
Michael G. Fortado, Sole Incorporator